Exhibit 99.10

Confidential

ADAM LONDON

1900 Skyhawk St

Alameda, CA 94501

March 7, 2024

Apogee Parent Inc.

1900 Skyhawk St

Alameda, CA 94501

Attention: Chris Kemp and Dr. Adam London

Email:   *********

Re:	Project Apogee – Equity Commitment Letter

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (as amended, supplemented or modified from time to time in accordance with the terms thereof, the “Merger Agreement”), dated as of the date hereof, by and among Apogee Parent Inc., a Delaware corporation (“Parent”), Apogee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Astra Space, Inc., a Delaware corporation (the “Company”), pursuant to which, among other things, at the Closing, Merger Sub will be merged with and into the Company (the “Merger”), with the Company being the surviving entity of such Merger and a wholly-owned direct subsidiary of Parent (the “Surviving Corporation”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

1. Commitment. Adam London (“Investor”) is pleased to advise you that Investor, on behalf of itself (and one or more of its Investor Assignees (as defined below), if applicable), hereby irrevocably commits and agrees to make a capital contribution to Parent, at or substantially concurrently with the Closing, in accordance with the terms and subject to the conditions set forth in this letter agreement (this “Agreement”), directly or indirectly, in an aggregate value equal to $933,228.50 (the “Commitment”), subject to reduction as set forth in this Section 1. Investor’s Commitment may be satisfied, in Investor’s sole discretion, by (i) a cash contribution to Parent by, or on behalf of, Investor, (ii) a contribution to Parent of shares of Class A common stock, par value $0.0001 per share, of the Company (the “Company Class A Shares”) held by Investor or its Affiliates as of immediately prior to the Closing, or (iii) a combination of the foregoing. For purposes of determining the value of Investor’s contribution pursuant to the foregoing clauses (ii) and (iii), including determining whether the Commitment has been satisfied, each Company Class A Share contributed by Investor shall be ascribed a value equal to the Merger Consideration. At least three (3) business days prior to the Closing, Investor shall deliver to Parent an election notice in the form of Exhibit A attached hereto (the “Election Notice”), specifying the portion of the Commitment that will be satisfied pursuant to each of the foregoing clauses (i) through (iii).

The cash proceeds of the Commitment, if any, together with the cash proceeds of the capital contributions made to Parent pursuant to the other Equity Commitment Letters (the “Signing Equity Commitment Letters”) and Debt Commitment Letter (the “Debt Commitment Letter”) delivered to Parent by certain other investors (the “Signing Investors”) as of the date hereof and the Interim Commitment Letters (as defined below) shall be used by Parent for one or more of the following purposes, and not for any other purpose whatsoever: (i) to satisfy Parent’s and Merger Sub’s payment obligations under the Merger Agreement and the expenses of Parent, Merger Sub, Chris C. Kemp, and Dr. Adam London required to be reimbursed by the Company pursuant to that certain Interim Investors’ Agreement, dated as of the date hereof, by and among Parent, Merger Sub, Investor, and the Other Investors (the “Interim

Investors’ Agreement”) (the payments in this clause (i), collectively, the “Closing Payments”), (ii) after the Closing, for working capital and general corporate purposes of Parent and its Subsidiaries, or (iii) for the purposes of financing cash shortfalls at the Company during the period between the date hereof and the Closing or as otherwise necessary to consummate the Transactions. The value of the Commitment (a) may be reduced by Parent by written notice prior to the Closing only in accordance with the terms of the Investor Investors’ Agreement, and only so long as Parent shall have, assuming the receipt of all proceeds under this Agreement, the applicable Signing Equity Commitment Letters, the Debt Commitment Letter, and any other financing commitments delivered to Parent on or after the date hereof (the “Interim Commitment Letters” and together with the Signing Equity Commitment Letters and the Debt Commitment Letter, the “Other Commitment Letters”, and the commitment parties to the Interim Commitment Letters, the “Interim Investors” and together with the Signing Investors, the “Other Investors”) in a form consented to by the Company in writing (such consent not to be unreasonably withheld, conditioned, or delayed), sufficient funds to satisfy the Closing Payments in full and (b) shall be reduced automatically in an amount equal to any indebtedness funded by Investor to the Company after the date hereof, including, without limitation, pursuant to any Interim Commitment Letter, if any. At the Closing, Investor, together with any Investor Assignee, shall, in the aggregate, have sufficient means (whether through a cash contribution or rollover of Company Class A Shares) to make a capital contribution in the amount of the Commitment. None of Investor nor any Investor Assignee shall, under any circumstance, be obligated to (or be obligated to cause any other Person to), directly or indirectly, contribute to, purchase equity or debt from, make an investment in or otherwise provide funds or assets to Parent or any other Person pursuant to this Agreement in excess of the Commitment (it being understood that nothing herein shall be deemed to limit or otherwise impair any of Investor’s commitments or obligations pursuant to the Warrant Exchange Agreement or the Noteholder Conversion Agreement). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall the cumulative liability of Investor and any Investor Affiliate under this Agreement exceed the Commitment.

2. Closing Conditions. Investor’s and any Investor Assignee’s obligation to make a capital contribution to Parent for any portion of the Commitment pursuant to this Agreement shall be subject to the satisfaction (or express written waiver by Investor) of the following conditions precedent:

(a) the Merger Agreement, the Warrant Exchange Agreement, and the Noteholder Conversion Agreement shall have been duly executed and delivered by the parties thereto and shall be in effect in accordance with its terms and shall not have been terminated;

(b) (i) the continuing satisfaction of all conditions to effect the Closing set forth in Sections 6.01 and 6.02 of the Merger Agreement (the “Closing Conditions”) (other than any conditions that by their nature are to be satisfied at the Closing, but each of which are capable of being satisfied at the Closing) or the waiver of all unsatisfied Closing Conditions by Parent and Merger Sub with Key Investor Consent (as defined in the Interim Investors’ Agreement) and (ii) the Closing is required to occur pursuant to Section 1.06 of the Merger Agreement;

(c) the substantially simultaneous consummation of the Closing in accordance with the terms of the Merger Agreement; and

(d) prior to or substantially concurrently with the Closing, the Other Investors have made capital contributions or funded indebtedness to Parent or the Company, as applicable, pursuant to the applicable Other Commitment Letters in an aggregate value, together with the full value of the Commitment, such that as of the Closing, Parent or Merger Sub has funds equal to the sum of (i) the total Closing Payments and (ii) the difference between $10,000,000 and the amount of the Company’s cash and cash equivalents as of the Closing.

3. Enforcement. This Agreement shall be binding solely on Investor and any Investor Assignees under this Agreement and inure solely to the benefit of Parent, and nothing in this Agreement (other than as set forth in this Section 3), express or implied, shall be construed to confer upon or give to any Person other than Parent any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, (x) the contribution to Parent of all or any of the Commitment (subject to the terms and conditions set forth in this Agreement) or (y) any other provisions of this Agreement; provided, however, that the Company is hereby expressly made a third party beneficiary (a) of the rights granted to Parent hereby only for the purpose of seeking specific performance of Parent’s right to cause the Commitment to be contributed to Parent by Investor and any Investor Assignee in accordance with Section 1 and Section 2 of this Agreement (solely to the extent that Parent can enforce the Commitment pursuant to the terms hereof) and (b) for the purpose of specifically enforcing the Company’s rights to consent to certain matters as expressly provided in this Agreement, and for no other purpose (including any claim for monetary damages hereunder) and only if, in the case of clause (a) above, (i) the Company is entitled to pursue specific performance pursuant to Section 8.08 (Specific Enforcement) of the Merger Agreement and (ii) the Company is also seeking enforcement of each Other Investor’s corresponding funding obligations under the applicable Other Commitment Letters (except for any Other Investor who has satisfied and performed, or has irrevocably confirmed in writing that it is prepared to satisfy and perform, in full, its corresponding funding obligations under the applicable Other Commitment Letter), but with any actual performance by Investor hereunder subject to satisfaction of the conditions set forth in Section 2 (or waiver by Investor in its sole discretion), and in no event shall Investor be required to fund all or any portion of the Commitment unless the conditions set forth in Section 2 are satisfied (or waived by Investor in its sole discretion). Investor acknowledges and agrees that the availability of any monetary damages against Parent or Merger Sub pursuant to the Merger Agreement shall not be construed to diminish or otherwise impair in any respect the Company’s right to specific enforcement to cause Parent to cause, or directly cause, Investor and any Investor Assignees to fund, the Commitment to the extent permitted by the immediately preceding sentence. The Company’s status as a third party beneficiary is specifically conditioned upon the acceptance by the Company of (and the agreement of the Company to comply with) the covenants, agreements and acknowledgments applicable to it set forth in this Agreement. Except as expressly set forth in this Section 3, (A) this Agreement may be enforced only by Parent at the direction of its equityholders in their sole discretion and (B) this Agreement cannot be enforced, and none of Parent’s nor Merger Sub’s creditors (other than the Company to the extent provided herein) or any other Person claiming by, through, or on behalf or for the benefit of Parent, Merger Sub, or the Company shall have any right to enforce, or to cause Parent or Merger Sub to enforce, this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary contained in the Merger Agreement or in this Agreement, and notwithstanding that this Agreement is referred to in the Merger Agreement, no party other than Parent and, solely to the extent provided in this Section 3, the Company, shall have any rights against Investor pursuant to this Agreement.

4. Non-Recourse.

(a) Each party hereto understands and agrees that: (i) Parent and Merger Sub are separate corporate entities; (ii) the sole asset of each of Parent and Merger Sub is cash in a de minimis amount as of the date hereof; and (iii) no additional funds or assets are expected to be contributed to either Parent or Merger Sub unless and until the Closing occurs pursuant to the Merger Agreement.

(b) The Company’s rights as an express third party beneficiary as set forth in Section 3, the Company’s rights and remedies against Parent and Merger Sub under the Merger Agreement, and the Company’s rights and remedies under the Confidentiality Agreement (as defined below) shall be, and are intended to be, the sole and exclusive, direct or indirect, remedies available to the Company, the stockholders of the Company, any creditors of the Company, any other Person claiming by, through or for the benefit of any of the foregoing, or any of their respective Affiliates, equityholders, beneficiaries, heirs, estates, successors or assigns, against Investor or any Investor Assignee or (i) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliate, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative (or any of their respective successors or assigns), of Investor, any Investor Assignees, or any of their respective Affiliates, (ii) any former, current or future, direct or indirect, holder of any equity interests or securities of Investor, any Investor Assignee, or any of their respective Affiliates (or any of their respective successors or assigns) or (iii) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliate, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative of any of the foregoing (or any of their respective successors or assigns) (each such Person referred to in clauses (i), (ii) or (iii), other than Parent, Investor and any Investor Assignees, a “Related Person”), in respect of any liabilities, obligations, losses, damages or recovery of any kind (including, to the extent such remedies are available, consequential, indirect or punitive damages, and whether at law, in equity or otherwise) arising under, in connection with, or related to this Agreement, the Merger Agreement, any other Transaction Document or any documents, agreements, certificates or other instruments delivered in connection herewith or therewith, or the performance or consummation of the transactions contemplated hereby or thereby, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or any breach hereof or thereof (whether willfully, intentionally, unintentionally or otherwise), including in the event Parent or Merger Sub breaches any obligations under the Merger Agreement, regardless of whether such breach is caused by any breach of Investor’s or any Investor Assignee’s obligations under this Agreement.

(c) Notwithstanding anything that may be expressed or implied in this Agreement, the Merger Agreement, the other Transaction Documents or any document, agreement, certificate or other instrument delivered in connection herewith or therewith, and notwithstanding that Investor or any Investor Assignee may be a partnership or a limited liability company, by its acceptance hereof, Parent and Merger Sub (and the Company, by accepting, and as a condition to exercising its rights as an express third party beneficiary of this Agreement as specified in Section 3) acknowledges and agrees that (i) no Person (other than Investor or any Investor Assignee in accordance with and subject to the limitations set forth in this Agreement) has any liability, obligation or commitment of any nature, known or unknown, whether due or to become due, absolute, contingent or otherwise, under this Agreement or in connection with the making of the capital contribution to Parent in the value of the Commitment contemplated hereby, (ii) no recourse, remedy or right of recovery or contribution (whether at law, in equity, in contract, in tort or otherwise) shall be had under this Agreement, the Merger Agreement, the other Transaction Documents or any documents, agreements, certificates or other instruments delivered in connection herewith or therewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or relating to any breach hereof or thereof (whether willfully, intentionally, unintentionally or otherwise), including in the event Parent or Merger Sub breaches any obligations under the Merger Agreement, regardless of whether such breach is caused by any breach of Investor’s or any Investor Assignee’s obligations under this Agreement, against any Related Person of Investor or any Investor Assignee, or any Related Person of such Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, (iii) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Investor, any Investor Assignee, any Related Person of Investor or any Investor Assignee, or any Related Person of such Related Person, under, in connection with, or related to, this Agreement, the Merger Agreement, the other Transaction Documents or any document, agreement, certificate or other instrument delivered in connection herewith or therewith, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or any breach hereof or thereof (whether willfully, intentionally, unintentionally or otherwise), including in the event Parent or Merger Sub breaches any obligations under the Merger Agreement, regardless of whether such breach is caused by any breach of Investor’s or any Investor Assignee’s obligations under this Agreement or for any claim or Action and (iv) under no circumstances shall Investor, any Investor Assignee, any Related Person of Investor or any Investor Assignee, or any Related Person of such Related Person, be liable to any Person for incidental, consequential, punitive, exemplary, special or any other damages under the Merger Agreement, this Agreement or any other Transaction Document.

(d) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than Parent, Merger Sub, the Company (to the extent set forth in Section 3 of this Agreement) and Investor, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, nothing in this Section 4 is intended or shall be construed to limit the contractual obligations of (i) Parent, Merger Sub or the Company under the Merger Agreement, (ii) any person that is a party to or an express third-party beneficiary under any Transaction Document under, and to the extent provided in, such Transaction Document, or (iii) Investor under any confidentiality agreements or joinders thereof entered into by and among Investor, Chris Kemp, Adam London and/or the Company (as applicable, the “Confidentiality Agreement”).

5. LIMITATION OF LIABILITY. NOTWITHSTANDING ANY OTHER TERM OR CONDITION OF THIS AGREEMENT, (A) THE LIABILITY OF INVESTOR AND ANY INVESTOR ASSIGNEE UNDER THIS AGREEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, EXCEED THE COMMITMENT, (B) INVESTOR AND ANY INVESTOR ASSIGNEE SHALL NOT HAVE ANY LIABILITY WITH RESPECT TO ANY LOSS, DEFICIENCY, LIABILITY, OBLIGATION, SUIT, ACTION, CLAIM, DAMAGE, COST OR EXPENSE (INCLUDING COURT COSTS, AMOUNTS PAID IN SETTLEMENT, JUDGMENTS, REASONABLE ATTORNEYS’ FEES OR OTHER EXPENSES, INCLUDING INTEREST AND PENALTIES, COSTS AND EXPENSES FOR INVESTIGATING, DEFENDING AND ENFORCING ITS RIGHTS) (ANY “LOSS”) INCURRED BY THE COMPANY, THE STOCKHOLDERS OF THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OTHER PERSON IN CONNECTION WITH ANY BREACH BY PARENT OR MERGER SUB OF ANY OF THEIR OBLIGATIONS CONTAINED IN THE MERGER AGREEMENT OR ANY BREACH BY INVESTOR OR ANY INVESTOR ASSIGNEE OF ANY OF THEIR OBLIGATIONS CONTAINED IN THIS AGREEMENT, AND (C) UNDER NO CIRCUMSTANCES MAY ANY PERSON BUT THE COMPANY (IN ACCORDANCE WITH, AND SUBJECT TO THE LIMITATIONS OF, SECTION 3), PARENT OR MERGER SUB BRING ANY ACTION, CLAIM OR PROCEEDING UNDER THIS AGREEMENT.

6. Termination.

(a) This Agreement shall, automatically and immediately, expire, terminate and cease to have any further force or effect upon the earliest to occur of: (a) the valid termination of the Merger Agreement in accordance with Article VII thereof, (b) the consummation of the Closing in accordance with and subject to the terms and conditions of the Merger Agreement, but only if Investor or any Investor Assignee makes a capital contribution to Parent in a value equal to the Commitment, (c) the funding or contribution in full of the Commitment, and (d) the assertion, directly or indirectly, by the Company or any of its controlled Affiliates or any of their respective officers or directors (other than, in each case, if applicable, Investor, any Investor Affiliate or any Related Person) or Affiliates of any claim or Action against Investor, any Investor Affiliate or any Related Person thereof in connection with the Merger Agreement, this Agreement, or any other Transaction Document, or any of the transactions contemplated thereby or hereby (including in respect of any oral representations made or alleged to be made in connection therewith or herewith), except, in the case of this clause (d), for (i) any claim or Action brought by the Company or any of its Affiliates that are parties to, or express third-party beneficiaries under, a Transaction Document against Parent or Merger Sub under the Merger Agreement or any other Transaction Document to which Parent or Merger Sub is a party in accordance with and subject to the terms and conditions thereof, (ii) any claim or Action brought by the Company seeking specific performance of Investor’s or any Investor Assignee’s obligations to fund or contribute the Commitment in accordance with, and subject to, the terms and conditions of this Agreement (but only if the Company is also seeking enforcement of each Other Investor’s funding or contribution obligations under the applicable Other Commitment Letters (except for any such person who has satisfied and performed its funding or contribution obligations under the applicable Other Commitment Letter)), or (iii) any claim or Action brought by the Company against Investor to enforce the Company’s rights under the Confidentiality Agreement (any such claim or Action described in the foregoing clauses (i) through (iii) of this clause (d), a “Non-Prohibited Claim”, and any such claim or Action described in this clause (d) other than a Non-Prohibited Claim, a “Prohibited Claim”); provided, that no termination pursuant to this clause (d) shall occur if such Prohibited Claim (A) was not brought in bad faith or in conscious disregard of this provision and (B) is subsequently withdrawn by the Company (or the applicable controlled Affiliate, director or officer) within three (3) business days after notice by Investor to the Company in writing asserting that such claim constitutes a Prohibited Claim hereunder. Upon any such termination of this Agreement, Investor’s and any Investor Assignee’s obligations hereunder will terminate and Investor’s and any Investor Assignee’s obligations hereunder shall be discharged and no party hereto shall have any liability whatsoever to any other party hereto.

(b) Notwithstanding the foregoing, this Section 6 and Sections 3, 4, 5, 8 and 10 through 20 hereof shall survive such termination.

7. Assignment. Investor shall be entitled, at any time before the Closing, to assign any portion of the Commitment to one or more of its Affiliates or affiliated funds (each an “Investor Assignee”), and upon such Investor Assignee making a capital contribution to Parent in accordance with this Agreement effective upon the Closing, Investor shall have no further obligation to Parent or Merger Sub (or any other Person) with respect to such portion of the Commitment; provided, that no such assignment shall be permitted if it (a) would reasonably be expected to materially increase the risk that any Governmental Authority issues or enters an order, judgment, injunction or equivalent ruling enjoining or otherwise prohibiting the consummation of the Transactions or (b) would reasonably be expected to materially impair, delay or prevent the consummation of the Transactions. Notwithstanding the foregoing, Investor acknowledges and agrees that, except to the extent otherwise agreed in writing by Parent and the Company, (a) any such assignment shall not relieve Investor of its obligations hereunder (including to invest the full value of the Commitment) and Parent and Merger Sub shall be entitled to pursue all rights and remedies against Investor, subject to the terms and conditions hereof, and (b) the Commitment and the other obligations of Investor hereunder may not be assigned except as expressly set forth herein. The rights of Parent, Merger Sub and the Company under or in connection with this Agreement may not be assigned in any manner without the prior written consent of each of the other parties hereto, and any attempted assignment in violation of this provision shall be null and void.

8. No Other Beneficiaries. Except for the third party beneficiary rights specifically provided to the Company pursuant to Section 3 of this Agreement, this Agreement shall be binding on Investor and any Investor Assignee solely for the benefit of Parent and Merger Sub, and nothing set forth in this Agreement is intended to or shall confer upon or give to any Person, other than Parent and Merger Sub any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent or Merger Sub to enforce, the obligation to make the capital contribution to Parent in the value of the Commitment or any provisions of this Agreement; provided, that, notwithstanding anything to the contrary in this Agreement, any Related Person shall be an express third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Section 3 through Section 6 and Section 8 through Section 20 hereof). Without limiting the foregoing, creditors of Parent and Merger Sub shall have no right to enforce this Agreement or to cause Parent or Merger Sub to enforce this Agreement.

9. Representations and Warranties.

(a) Each party hereto hereby represents and warrants to the other parties hereto as follows:

(i) if such party is a corporate entity, it has all necessary power and authority to execute, deliver and perform its obligations under this Agreement in accordance with the terms of this Agreement and if such party is an individual, he or she has full legal capacity, right, and authority to execute and deliver this Agreement and to perform his or her obligations hereunder;

(ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and, if such party is a corporate entity, does not contravene any provision of its partnership agreement, limited liability company agreement or other organizational documents, or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such party’s or such party’s assets;

(iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Agreement by such party, as applicable, have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this Agreement;

(iv) if such party is a corporate entity, it is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and is duly qualified to conduct business, and is in good standing, in each other jurisdiction where the ownership of its properties or the conduct of its business makes such qualification necessary;

(v) this Agreement has been duly and validly executed and delivered by such party and constitutes a legal, valid and binding obligation of such party enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer and similar laws of general applicability relating to or affecting creditor’s rights and to general equitable principles;

(b) Investor hereby represents and warrants to Parent and Merger Sub as follows:

(i) only to the extent Investor elects to make a cash contribution pursuant to Section 1, Investor has the financial capacity to pay and perform its obligations under this Agreement and as of the Closing, will have sufficient funds, available lines of credit, unfunded capital commitments or other sources of immediately available funds or assets to fulfill the Commitment for as long as this Agreement and the Commitment shall remain in effect;

(ii) Neither Investor, nor any of its Affiliates, is a “foreign person” within the meaning of 31 C.F.R. § 800.224.

(iii) Investor is aware that there is a high degree of risk incident to making and funding or contributing the Commitment (such transaction, the “Investment”) (including such risks as set forth in the Company’s filings with the SEC), Investor is a sophisticated investor that has such knowledge and experience in financial and business matters as to be capable of evaluating such risks and the merits of making the Investment in accordance with the terms and subject to the conditions set forth herein, and Investor has sought such accounting, legal and tax advice as Investor has considered necessary to make an informed investment decision in connection with the transactions contemplated by this Agreement;

(iv) Investor has, alone or together with any professional advisors, adequately analyzed and fully considered the risks of making the Investment, determined that the Investment is a suitable investment for Investor, and specifically acknowledged that a possibility of total loss of Investor’s Investment in Parent exists and determined that Investor is able at this time and in the foreseeable future to bear the economic risk of such loss;

(v) Investor has had the opportunity to review the Merger Agreement and the other Transaction Documents (including all exhibits and schedules thereto), the Company’s filings with the SEC, and any other non-public information with respect to the Company and Parent that may have been provided to Investor and has been afforded (i) the opportunity to ask such questions as Investor has deemed necessary of, and to receive answers from, representatives of the Company or Parent, as applicable, concerning the terms, conditions, risks and merits of the Investment, (ii) access to information about the Company and Parent and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable Investor to evaluate the Investment, and (iii) the opportunity to review the Company’s public filings with the SEC and to obtain such additional information that the Company or Parent possesses or can acquire without unreasonable effort or expense, in each case, that is necessary to make an informed investment decision with respect to the Investment;

(vi) in making the decision to make the Investment, Investor has relied solely upon Investor’s own independent investigation and diligence, has not relied on any statements, representations or warranties, investigation (including with respect to the accuracy, completeness or adequacy of the Company’s public disclosure) or other information provided, by or on behalf of (i) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliate, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative (or any of their respective successors or assigns), of Parent, Merger Sub or any of their respective Affiliates, (ii) any former, current or future, direct or indirect, holder of any equity interests or securities of Parent, Merger Sub, or any of their respective Affiliates (or any of their respective successors or assigns) or (iii) any former, current or future, direct or indirect, director, manager, officer, employee, consultant, general or limited partner, member, stockholder, security holder, Affiliate, controlling person, successor, assignee, predecessor, financing source, attorney, advisor, agent or representative of any of the foregoing (or any of their respective successors or assigns) (including Moelis & Company LLC (together with its affiliates, “Moelis”) or any of its respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing) concerning the Company, Parent, Merger Sub, the Commitment, the Investment, the Transactions or the risks associated therewith; and

(vii) Investor acknowledges and agrees that (i) Moelis & Company LLC is acting as financial advisor to Chris Kemp and Dr. Adam London, (ii) Moelis has not provided any information or advice to Investor and has no contractual, fiduciary or legal obligations to Investor, in each case, with respect to the Investment, (iii) Moelis has not made and does not make any representation, express or implied, as to the Company, Parent, Merger Sub, the Commitment, the Investment, the Transactions or the Company’s or Parent’s viability as a going concern, (iv) Moelis has not acted as Investor’s financial advisor or fiduciary in connection with the Investment, and (v) Moelis shall not have any liability to Investor, or to any other investor, pursuant to, arising out of or relating to the Company, Parent, Merger Sub, the Commitment, the Investment, the Transactions.

10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

11. Governing Law; Jurisdiction.

(a) This Agreement and any claim, cause of action or Action (whether in contract, tort or otherwise) that may directly or indirectly be based upon, relate to or arise out of this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each party hereto (and the Company, in its capacity as an express third party beneficiary of this Agreement as specified in Section 3) (i) expressly submits to the personal jurisdiction and venue of the Court of Chancery of the State of Delaware or, if such court would not have subject matter jurisdiction over any such claim, cause of action or Action, the federal courts of the United States located in the State of Delaware (the “Designated Courts”), in the event any claim, cause of action or Action involving the parties hereto (whether in contract, tort or otherwise) based upon, relating to or arising out of this Agreement or the transactions contemplated hereby, (ii) expressly waives any claim of lack of personal jurisdiction or improper venue and any claims that the Designated Courts are an inconvenient forum with respect to such claim, cause of action or Action and (iii) agrees that it shall not bring any claim, cause of action or Action against any other parties hereto based upon, relating to or arising out of this Agreement or the transactions contemplated hereby in any court other than the Designated Courts. Each party hereto (and the Company, in its capacity as an express third party beneficiary of this Agreement as specified in Section 3) hereby irrevocably consents to the service of process with respect to the Designated Courts in any such claim, cause of action or Action by the mailing of copies thereof by registered or certified mail or by overnight courier service, postage prepaid, to its address set forth on the signature pages hereto.

12. Waiver of Jury Trial. EACH PARTY HERETO (AND THE COMPANY, IN ITS CAPACITY AS AN EXPRESS THIRD PARTY BENEFICIARY OF THIS AGREEMENT AS SPECIFIED IN SECTION 3) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, CAUSE OF ACTION OR ACTION DIRECTLY OR INDIRECTLY BASED UPON, RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO (AND THE COMPANY, IN ITS CAPACITY AS AN EXPRESS THIRD PARTY BENEFICIARY OF THIS AGREEMENT AS SPECIFIED IN SECTION 3) CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY

OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Entire Agreement. This Agreement, the Merger Agreement, the Confidentiality Agreement, the Warrant Exchange Agreement, the Noteholder Conversion Agreement, and the Interim Investors’ Agreement constitute the entire agreement of the parties hereto and thereto with respect to the subject matter hereof and thereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among the parties hereto and their respective Affiliates. Notwithstanding anything herein to the contrary, the rights and obligations of the parties to any Transaction Document to which they are a party shall be determined in accordance with the terms thereof, and nothing in this Agreement shall amend, modify, or waive any of the terms thereof.

14. Amendment and Waiver. Any provision of this Agreement may be amended or modified, and the provision hereof may be waived, only in a writing signed (a) in the case of any amendment or modification, by each of the parties hereto and (b) in the case of a waiver, by the party or parties hereto waiving rights hereunder and, if such amendment or modification or waiver affects any rights expressly granted to the Company hereunder or would otherwise adversely affect the Company, the Company (in its capacity as an express third party beneficiary of this Agreement as specified in Section 3). No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing.

15. Exercise of Rights and Remedies. No failure to exercise, or delay of or omission in the exercise of, any right, power or remedy accruing to any party hereto as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later. No single or partial exercise of any right, remedy, power, or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default nor shall any delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

16. Confidentiality. This Agreement shall be treated as confidential and is being provided to the Parent, Merger Sub, and the Company solely in connection with their execution of the Merger Agreement and the consummation of the transactions contemplated thereby and may not be used, circulated, quoted or otherwise referred to in any document, agreement, certificate or other instrument, except with the prior written consent of Investor. Notwithstanding the preceding sentence, this Agreement may be shown (a) to any Investor Assignee and any of its employees, agents, representatives or advisors, (b) to any of the Company’s Representatives, (c) to the parties to the Interim Investors’ Agreement, (d) as required by applicable law, any regulatory authority, the applicable rules of any national securities exchange, in connection with any audit, investigation, inquiry or examination by any Governmental Authority, in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement or pursuant to any Action to enforce any rights or obligations under the Merger Agreement, this Agreement or any other Transaction Document; provided that in the case of the foregoing clauses (a), (b) and (c), such Persons shall be required to agree to treat this Agreement as confidential in connection with being provided with a copy of this Agreement or any information regarding the terms and conditions of this Agreement; provided further that the Company shall be responsible for any breach of this Section 16 by any of its Representatives.

17. No Partnership or Agency. Each party hereto (and the Company, in its capacity as an express third party beneficiary of this Agreement as specified in Section 3) acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this Agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise; (b) the obligations of Investor hereunder and the Other Investors under the Other Commitment Letters are solely contractual in nature; and (c) the determinations of Investor to enter into this Agreement and the Other Investors to enter into the Other Commitment Letters were independent of each other. Notwithstanding anything to the contrary contained in this Agreement or the Other Commitment Letters, the liability of Investor and the Other Investors shall be several, not joint or joint and several.

18. Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

19. Counterparts. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument. All counterparts shall be construed together and shall constitute one and the same instrument. A signature delivered by electronic mail in portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com) shall be deemed to be an original signature for all purposes under this Agreement.

20. Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted as favoring or disfavoring any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The term “or” shall be deemed to mean the conjunctive “and/or”.

[Signature Pages Follow]

Agreed to and accepted as of the date first

written above:

ADAM P. LONDON

By:	/s/ Adam P. London

Agreed to and accepted as of the date first written above:

PARENT
Apogee Parent Inc.

By:	/s/ Chris C. Kemp
Name:	Chris C. Kemp
Title:	Chief Executive Officer

MERGER SUB
Apogee Merger Sub Inc.

By:	/s/ Chris C. Kemp
Name:	Chris C. Kemp
Title:	Chief Executive Officer

Acknowledged solely in the capacity of an intended third party beneficiary of this Agreement as specified in Section 3 as of the date first written above.

COMPANY:

Astra Space, Inc.

By:	/s/ Axel Martinez
Name:	Axel Martinez
Title:	Chief Financial Officer

By:	/s/ Martin Attiq
Name:	Martin Attiq
Title:	Chief Business Officer

Exhibit A

Form of Election Notice

Subject to the terms of that certain Equity Commitment Letter, dated as of March 7, 2024, by and among Apogee Parent Inc., a Delaware corporation (“Parent”), Apogee Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Adam London, a natural person (“Investor”) (as amended, supplemented or modified from time to time in accordance with the terms thereof, the “Equity Commitment Letter”), Investor hereby confirms to each of Parent and Merger Sub, that Investor’s Commitment set forth in the Equity Commitment Letter shall be satisfied as follows:

Company Class A Share Contribution:

Number of Company Class A Shares

Value of Company Class A Shares	$

Cash Contribution:	$

Total Contribution:	$

ADAM LONDON

By:

Name:

Title:

Date:

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